Exhibit 99.2

Eikon Therapeutics Presents Data on Clinical-Stage Programs at the 2026 Annual Meeting of the American Society of Clinical Oncology

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TeLuRide-005, a Phase 2 trial of EIK1001 in first-line patients with stage 4 NSCLC completed enrollment of both non-squamous and squamous cohorts and reports updated rates of response and disease control, strengthening the case for continued development
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Phase 1/2 trial of EIK1003 reports updated safety and efficacy monotherapy data and initial combination data with weekly paclitaxel in patients with advanced solid tumors

MILLBRAE, Calif., May 30, 2026 -- Eikon Therapeutics, Inc. (Nasdaq: EIKN) (Eikon), a late-stage clinical biopharmaceutical company dedicated to developing innovative medicines to address serious unmet medical needs, today announced presentations on several of its lead programs at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, including updated data for its EIK1001 trial in non-small cell lung cancer (NSCLC) and its highly selective PARP1 inhibitor EIK1003.

“We are pleased to present six abstracts at ASCO reflecting both the progress of our pipeline and the growing body of evidence supporting our lead programs,” said Roy Baynes, M.D., Ph.D., Chief Medical Officer of Eikon. “In our most advanced program, EIK1001 demonstrated encouraging response rates and durability in combination with standard of care in first-line NSCLC. We also observed meaningful clinical activity of EIK1003 both as a monotherapy and, potentially a first for the field, in combination with paclitaxel, including responses in heavily pretreated patients. Together, these data continue to reinforce the scientific rationale behind our programs and their potential to deliver meaningful benefit to people living with cancer.”

EIK1001 Clinical Update.

Updated data from our ongoing Phase 2 trial evaluating the safety and tolerability of EIK1001 in combination with both pembrolizumab and histology appropriate chemotherapy for the front-line treatment of patients with advanced NSCLC, also known as our TeLuRide-005 trial, provide evidence of a potentially durable effect of EIK1001 in combination with standard of care, and a preliminary tolerability profile supportive of systemic administration in an out-patient setting, a potential key differentiator of EIK1001 from previous TLR7/8 targeted therapies.

EIK1001 is an investigational, systemically administered dual-agonist of Toll-like receptors 7 and 8 designed to stimulate both innate and adaptive immune responses. In Phase 1 trials of EIK1001, single-agent activity was observed in patients with advanced malignancy. This mechanism may complement the antitumor immune response engendered by PD-(L)1 blockade.

TeLuRide-005 is our multicenter, open-label trial of once-weekly (QW) systemically administered EIK1001 in combination with standard of care, once every third week (Q3W) pembrolizumab and histology appropriate chemotherapy in first-line, treatment-naïve patients with stage 4 NSCLC. Enrollment completed in the first quarter of 2026.

As of enrollment cutoff, 72 participants with previously untreated stage 4 NSCLC received intravenous EIK1001 QW combined with standard of care pembrolizumab plus chemotherapy Q3W. After 8 cycles, EIK1001 administration was reduced to Q3W. The maximum treatment duration is 2 years (up to 35 cycles) for EIK1001 in combination with pembrolizumab, with pemetrexed continued at the discretion of the Investigator for non-squamous patients.

At the March 17, 2026 safety data cutoff, among the safety evaluable population (n=72: 39 non-squamous; 33 squamous), the combination of EIK1001 with pembrolizumab and chemotherapy was generally well tolerated, with an adverse event (AE) profile similar to standard of care alone. Most treatment-emergent adverse events (TEAEs) were Grade 1-2, and the most common Grade 3 or higher treatment-related adverse events (TRAEs) were neutropenia (30.6%), anemia (9.7%), and thrombocytopenia (9.7%). All cytokine release syndrome (CRS) AEs were Grade 1 and 2, and all CRS events occurred before Cycle 4 in all but one patient. This profile was sufficient to support administration in an out-patient setting during the ongoing trial.

Among the efficacy-evaluable population (n=65: 36 non-squamous; 29 squamous), EIK1001 treatment in combination with pembrolizumab and chemotherapy resulted in a 63.1% objective response rate (ORR) and 90.8% disease control rate (DCR) at the efficacy data cutoff of May 4, 2026. Among participants in the non-squamous cohort, an ORR of 55.6% and a DCR of 83.3% were observed, respectively, with a median follow-up of 13.6 months. The median duration of response (DOR) in the non-squamous cohort was greater than 11 months at the efficacy data cutoff. Among participants in the squamous cohort, for which the data set was still maturing at the data cutoff due to slower enrollment, an ORR of 72.4% and a DCR of 100% were observed, respectively, with a median follow-up of 8.8 months.

EIK1003 Clinical Update.

Updated data from EIK1003-001, our Phase 1/2 trial evaluating the safety and efficacy of EIK1003 as monotherapy or in combination with anti-cancer agents in participants with advanced solid tumors, demonstrate that EIK1003 monotherapy (Cohort 1A) was generally well-tolerated across multiple dose levels. In Cohort 1C, signals of antitumor activity were observed with EIK1003 in combination with weekly paclitaxel, with a combination safety profile consistent with paclitaxel’s known toxicities. These data support what appears to be a unique profile for EIK1003 in combination strategies within the evolving PARP inhibitor landscape.

EIK1003 is an investigational, highly-selective PARP1 inhibitor designed to leave PARP2 signaling intact. PARP2 inhibition may be a key driver of the hematological toxicity associated with first generation, non-selective PARP inhibitors.

Cohort 1A: Updated EIK1003 Monotherapy Data

As of the enrollment cutoff, 65 patients with breast, ovarian, prostate, or pancreatic cancer have been treated in Cohort 1A with EIK1003 monotherapy at doses ranging from 10mg to 160mg once daily (QD), using a Bayesian optimal interval dose-escalation design to assess for safety, tolerability, pharmacokinetics and antitumor activity. This represents an expansion of the dataset previously presented at ASCO 2025, with additional patients enrolled and longer follow-up.

At the February 27, 2026 safety data cutoff, the updated safety profile in Cohort 1A remained generally consistent with data previously presented at ASCO 2025. Treatment-emergent adverse events (TEAEs) were reported in 63 of 65 patients (96.9%). Grade 3 or higher TEAEs occurred in 29 patients (44.6%); the most common were anemia (9.2%), neutropenia (7.7%), and ascites (7.7%). 4 of the 6 patients who developed Grade 3 or higher anemia had Grade 1-2 anemia at study entry. TEAEs led to dose reductions in 7 patients (10.8%) and to treatment discontinuation in 6 patients (9.2%). No TRAEs leading to death were reported.

Among efficacy-evaluable patients in Cohort 1A (n=49), ORR was 14.3% overall and 26.7% in PARP-naïve patients. Objective responses by tumor type were 14.8% (4/27) in ovarian cancer, 12.5% (2/16) in breast cancer, and one patient with prostate cancer. Median duration of response among confirmed responders (n=5) was 7.8 months at the efficacy data cutoff of May 4, 2026.

Cohort 1C: Initial Data on EIK1003 in Combination with Weekly Paclitaxel

As of the February 27, 2026 safety data cutoff, 60 patients with platinum-resistant ovarian cancer or HER2-negative breast cancer that failed chemotherapy or hormonal therapy have been treated in Cohort 1C with EIK1003 at doses ranging from 10mg to 60mg QD in combination with paclitaxel 80 mg/m2 IV QW. Dose-limiting toxicities of febrile neutropenia and tachycardia were reported in one patient each at the highest dose level tested, 60mg. TEAEs were reported in 60 out of 60 patients (100%). Grade 3 or higher TEAEs occurred in 45 patients (75%); the most common were neutropenia (50%) and anemia (13.3%). Neutropenia is a known and expected adverse event associated with weekly paclitaxel chemotherapy. All 8 patients who developed Grade 3 or higher anemia had Grade 1-2 anemia at study entry. TEAEs led to dose reductions in 15 patients (25%) and discontinuation of one or both study drugs in 11 patients (18.3%). No TRAEs leading to death were reported.

Among efficacy-evaluable patients in Cohort 1C (n=53), ORR was 24.5%; 12 of 13 responders (92%) had received prior taxane therapy. Objective responses by tumor type were 29.6% (8/27) in platinum-resistant ovarian cancer and 19.2% (5/26) in breast cancer. Duration of response among confirmed responders (n=9) ranged from 1.5 to 11.4 months, with responses ongoing in 3 responders at the efficacy data cutoff of May 4, 2026.

2026 ASCO Abstract Titles.

EIK1001

Title: Efficacy, safety and cytokine profiling with addition of the toll-like receptor (TLR) 7/8 dual agonist EIK1001 to Standard of Care First-Line Therapy: the Phase 2 TeLuRide-005 trial in Stage 4 Non-Small Cell Lung Cancer

Title: Adaptive Phase 2/3 Study of EIK1001, a TLR7/8 Dual Agonist, in Combination with Pembrolizumab, as First-Line Therapy in Participants with Advanced Melanoma (TeLuRide-006)

Title: A Phase 2/3 Study of EIK1001 in Combination with Pembrolizumab and Chemotherapy in Participants with Stage 4 Non-Small Cell Lung Cancer (TeLuRide-008)

EIK1003

Title: EIK1003, a PARP1-selective inhibitor, in combination with paclitaxel (PTX): Initial combination and updated monotherapy results from a Phase 1/2 study EIK1003-001 in advanced solid tumors

EIK1005

Title: First-in-Human Study to Evaluate the Safety, Tolerability, and PK of EIK1005, a Novel WRN Inhibitor in Healthy Participants

Title: Phase 1/2 Study of the novel Werner helicase inhibitor EIK1005 as Monotherapy and in Combination with Pembrolizumab in Patients with Advanced Solid Tumors, including MSI-H or dMMR Tumors (Publication only)

Copies of the 2026 ASCO presentations will be made available on our website: www.eikontx.com under Scientific Papers & Publications.

About Eikon Therapeutics

Eikon is a late-stage clinical biopharmaceutical company dedicated to building a global, fully-integrated organization developing innovative medicines to address serious unmet medical needs. Eikon’s initial focus is oncology, where it is advancing a pipeline of drug candidates targeting areas of high unmet need that could eventually become critical medicines for the treatment of various cancers. Eikon deploys its technology platform, including its proprietary single molecule tracking system, to develop internally-derived novel therapies, while also leveraging the deep expertise of its management team to in-license promising assets. Eikon’s vision is to become a generational leader, by purposefully integrating traditional biology research with advanced engineering to develop better medicines faster. For more information, visit www.eikontx.com.

Forward-Looking/Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts are hereby identified as forward-looking statements for this purpose. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the therapeutic potential, safety, and efficacy of Eikon’s product candidates; the timing for anticipated data readouts; expected milestones and business objectives for 2026 and beyond, including Eikon’s anticipated presentations at the ASCO Annual Meeting; and other statements regarding Eikon’s future operations, financial performance, financial position, prospects, objectives, strategies and other future events.

These forward-looking statements are based upon management’s current expectations and assumptions, and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: our limited operating history; our significant net losses incurred since inception and the likelihood of incurring additional losses for the foreseeable future; our need for substantial additional funding; the early stage of development of many of our product candidates and the possibility that our product candidates may fail in development; our dependence on the success of our current product candidates; our ability to leverage our technology platform to enable more informed drug research and development; legal and regulatory risks; intellectual property-related risks; and those risks, uncertainties and other factors discussed under the caption “Risk Factors” and elsewhere in Eikon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission (“SEC”) on May 11, 2026, and in other public filings with the SEC in the future.

As a result, you should not place undue reliance on any forward-looking statements. The forward-looking statements made in this press release speak only as of the date of this press release, and Eikon undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Investors

Alfred “Freddie” Bowie, Ph.D., CFO

ir@eikontx.com

Media

Colin Sanford

colin@bioscribe.com